Exhibit 3.1

STATEMENT OF DESIGNATION

OF

10.00% SERIES B CUMULATIVE PREFERRED STOCK

OF

ATRM HOLDINGS, INC.

Pursuant to Section 302A.401 Subd. 3(b) of the

Minnesota Statutes

The undersigned, Daniel M. Koch, does hereby certify that:

1. He is the duly elected and acting President and Chief Executive Officer of ATRM Holdings, a Minnesota corporation (the “Corporation”).

2. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation and in accordance with the provisions of Minnesota Statutes Section 302A.401, subd. 3(b), effective September 29, 2017, the Board adopted the following resolution creating a series of preferred stock, par value $0.001 per share (“Preferred Stock”), of the Corporation designated as 10.00% Series B Cumulative Preferred Stock:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) provide for 200,000 shares of undesignated stock, of which 3,000 shares are presently designated or authorized; and

WHEREAS, the Board is authorized to fix the rights, preferences and restrictions, including without limitation, as to distributions, of any undesignated shares and the number of shares constituting any series and the designation thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, the Board does hereby provide for the issuance of a series of Preferred Stock and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 10.00% Series B Cumulative Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and the number of shares that shall constitute such series shall be 160,000.

Section 2. Definitions. For purposes of the Series B Preferred Stock and as used in this Statement, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Bylaws” shall mean the Bylaws of the Corporation, as may be amended from time to time.

“Common Stock” shall mean the common stock, $0.001 par value, of the Corporation.

“Dividend Default” shall mean the Corporation’s failure to pay dividends (either in cash or in-kind) on the Series B Preferred Stock in full for any Dividend Period in accordance with Section 3 hereof.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each of January, April, July and October and ending on and including the day preceding the first day of the next succeeding Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series B Preferred Stock, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 6 hereof.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 6 hereof.

“Penalty Rate” shall mean 12.00% per annum.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“SEC” shall have the meaning set forth in Section 8 hereof.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 6 hereof.

“Series B Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Stock shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

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“Stated Rate” shall mean 10.00% per annum.

“Statement” shall mean this Statement of Designation of the Series B Preferred Stock.

“Stated Value” shall mean $100.00 (as appropriately adjusted by the Board to reflect any Stock Split with respect to the Common Stock).

“Stock Split” shall mean any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations.

“Transfer Agent” means Computershare, or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock.

“Voting Preferred Shares” shall have the meaning set forth in Section 7 hereof.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, in its sole discretion, out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends per share at a rate per annum equal to the Dividend Rate multiplied by the Stated Value (as of the date hereof equivalent to an annual amount of $10.00 per share); provided, however, if the Corporation at its sole option elects to do so prior to a Dividend Period, for up to four Dividend Periods in any consecutive 36-month period (determined on a rolling basis), dividends for such Dividend Period may be paid in-kind through the issuance of additional shares of Series B Preferred Stock to Holders of Series B Preferred Stock at a rate per annum equal to the Penalty Rate multiplied by the Stated Value; provided, further, that dividends for the Dividend Period ending September 30, 2017 shall be paid in-kind and such Dividend Period shall not be counted towards the four Dividend Periods in any consecutive 36-month period (determined on a rolling basis) for which the Corporation may elect to pay in-kind. Except as otherwise provided in paragraphs (b) and (c) of this Section 3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate, whether or not earned or declared, on each issued and outstanding share of the Series B Preferred Stock from (and including) the original date of issuance of such share and shall be payable quarterly in arrears on the last calendar day of each Dividend Period, except for dividends for the Dividend Period ending September 30, 2017, which shall be payable at the end of the next Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that (i) Series B Preferred Stock issued during any Dividend Period after the Dividend Record Date for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided, further, that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the Board or an officer of the Corporation duly authorized by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

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(b) Upon the occurrence of four accumulated, accrued and unpaid Dividend Defaults, whether consecutive or non-consecutive, then:

(i) the Dividend Rate shall increase to the Penalty Rate for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full and has paid accrued dividends for the two most recently completed Dividend Periods in full in a timely manner, at which time the Dividend Rate shall revert to the Stated Rate for cash dividends; and

(ii) until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series B Preferred Stock will have the voting rights and director election rights described in Section 7(a) hereof.

After the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the Dividend Rate shall not again increase to the Penalty Rate for cash dividends and the holders of Series B Preferred Stock shall not again have the voting rights and director election rights described in Section 7(a) hereof until the subsequent occurrence of an additional four accumulated, accrued and unpaid Dividend Defaults, whether consecutive or non-consecutive.

(c) No dividend on the Series B Preferred Stock will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under applicable law; provided, however, notwithstanding anything to the contrary contained herein, a Dividend Default may be deemed to occur and dividends on the Series B Preferred Stock shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

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(d) Except as provided in the next sentence, if any Series B Preferred Stock is outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends on the Series B Preferred Stock are contemporaneously declared and paid, or declared and a sum of cash sufficient for the payment thereof set apart for such payment, for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Stock in accordance with this Section 3. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Stock and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Stock and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series B Preferred Stock and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears, whether at the Stated Rate or at the Penalty Rate.

(e) Except as provided in paragraph (d) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series B Preferred Stock are contemporaneously declared and paid, or declared and a sum of cash sufficient for the payment thereof set apart for such payment, for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Stock in accordance with this Section 3, no dividends (other than in Common Stock or Junior Shares ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Stock or any Junior Shares or Parity Shares, nor shall any Common Stock or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(f) Holders of Series B Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series B Preferred Stock as described in this Section 3. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series B Preferred Stock shall be entitled to receive an amount of cash per share of the Series B Preferred Stock equal to the Stated Value plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

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(b) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

Section 5. Status of Acquired Shares. All shares of Series B Preferred Stock issued and purchased or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 6. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock (“Senior Shares”);

(b) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

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(c) junior to the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Stock or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Stock have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

Section 7. Voting Rights; Director Election Rights.

(a) The Series B Preferred Stock shall have no voting rights, except as set forth in this Section 7. In the circumstances identified in paragraph (b) of Section 3 hereof, the number of directors then constituting the Board shall increase by at least two, if not already increased by reason of similar types of provisions with respect to Parity Shares which are entitled to similar voting rights, and the holders of Series B Preferred Stock, together with the holders of shares of every other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), voting together as a single class regardless of series, shall be entitled to elect two directors. Such directors shall be elected at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Shares called as provided in paragraph (b) of this Section 7; in each instance in accordance with the Bylaws. Such voting rights shall continue unless and until terminated as provided in paragraph (b) of Section 3 hereof, whereupon the terms of all persons elected as directors to the Board by the holders of the Series B Preferred Stock and the Voting Preferred Shares shall terminate effective immediately and the number of directors constituting the Board shall decrease accordingly.

(b) At any time after the voting power conferred in paragraph (a) of this Section 7 shall have been so vested in the holders of Series B Preferred Stock and the Voting Preferred Shares, the Secretary of the Corporation may, and upon the written request of any holder of Series B Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Shares for the election of the two directors to be elected by them to the Board as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 60 days after receipt of any such request, then any holder of Series B Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation for the Series B Preferred Stock and Voting Preferred Shares. The directors elected at any such special meeting shall hold office until the next annual meeting of shareholders or special meeting held in lieu thereof if such term shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by holders of Series B Preferred Stock and holders of the Voting Preferred Shares, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by holders of Series B Preferred Stock and holders of the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of shareholders or special meeting held in place thereof if such term shall not have previously terminated as above provided.

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(c) So long as any shares of Series B Preferred Stock are outstanding, the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock and the Voting Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or this Statement that materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock or the Voting Preferred Shares; provided, however, that (A) the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series B Preferred Stock or any Parity Shares shall be deemed to materially and adversely affect the rights, preferences or voting power of the Series B Preferred Stock or the Voting Preferred Shares and (B) the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of any Junior Shares shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Series B Preferred Stock or the Voting Preferred Shares;

(ii) A statutory share exchange that affects the Series B Preferred Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each share of Series B Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms, voting powers, preferences and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of Series B Preferred Stock (except for changes that do not materially and adversely affect the Series B Preferred Stock);

(iii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any Senior Shares, other Parity Shares or any security convertible into or exchangeable for Senior Shares or other Parity Shares; or

(iv) an increase to the size of the Board above five (5) directors other than as set forth herein.

For purposes of this Section 7, each share of Series B Preferred Stock shall have one vote per share, except that when any other series of Voting Preferred Shares shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other series shall have with respect to such matters such number of votes equal to the stated liquidation preference thereof divided by the Stated Value. Except as set forth herein, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

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No amendment to these terms of the Series B Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Voting Preferred Shares.

Section 8. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation shall (a) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation shall mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 9. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 10. Sinking Fund. The Series B Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

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IN WITNESS WHEREOF, the Corporation has caused this Statement of Designation to be duly executed and acknowledged by the undersigned officer of the Corporation as of this 29th day of September, 2017.

ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
Name:	Daniel M. Koch
Title:	President and Chief Executive Officer

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